EXHIBIT 5

                                                          October 11, 1995

Tishman Speyer Properties, L.P.

David Rockefeller

Exor Group S.A.

Troutlet Investments Corporation



     Reference is made to the Letter Agreements, dated October 1, 1995, as amended by the Letter Agreement, dated October 6, 1995, among Whitehall Street Real Estate Limited Partnership V, Goldman, Sachs & Co., Goldman Sachs Mortgage Company, Tishman Speyer Properties, L.P. and David Rockefeller (collectively, the "Investor Group Letter") relating to their proposal to acquire Rockefeller Center Properties, Inc. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Investor Group Letter.

     The parties hereto hereby agree as follows:

     1. The Proposal, dated October 1, 1995, shall remain open until the close of business on Monday, October 16, 1995 (subject to the terms and conditions contained in the Proposal).

     2. The Investor Group Letter shall be amended by amending and restating the first paragraph of the Transaction Structure set forth in Annex 2 of the Investor Group Letter to read as follows:

         Initial Investors
         -----------------

         GS/Whitehall:                       $220 million (50%)
         David Rockefeller:                  $ 20 million (approx. 5%)
         Tishman Speyer:                     $ 20 million (approx. 5%)
         Exor Group S.A.                     $ 90 million (approx. 20%)
         Troutlet Investments Corporation    $ 90 million (approx. 20%)


     3. By executing this letter each of Exor Group S.A. (a Luxembourg investment holding company, part of the Agnelli Group) and Troutlet Investments Corporation (a British Virgin Islands private company, a Niarchos investment company) shall become a party to the Investor Group Letter, as amended hereby, as if it were a signatory thereto and agree to participate in the Proposal on the terms and subject to the conditions set forth therein and in the Investor Group Letter, as amended hereby.

     This letter may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

     If the foregoing correctly sets forth the agreement reached among the parties hereto with respect to the subject matter hereof, kindly execute this letter in the space provided below, at which time this letter shall serve as a binding and enforceable agreement among the parties hereto.

                                       Very truly yours,

                                       WHITEHALL STREET REAL
                                       ESTATE LIMITED PARTNERSHIP V

                                       GOLDMAN, SACHS & CO.

                                       GOLDMAN SACHS MORTGAGE
                                       COMPANY


                                       By:   /s/ Daniel M. Neidich
                                          ------------------------
                                          Name:  Daniel M. Neidich
                                          Title: Partner

ACCEPTED AND AGREED TO:

TISHMAN SPEYER PROPERTIES, L.P.

By:      Tishman Speyer Properties, Inc.
         its general partner

         By:   /s/ Jerry I. Speyer
            ----------------------
            Name:  Jerry I. Speyer
            Title: President


       /s/ David Rockefeller       *
       ----------------------------
           David Rockefeller


*By    /s/ Peter W. Herman
   --------------------------------
           Peter W. Herman
           Attorney-in-Fact


By:    /s/ Ernest Rubenstein
   --------------------------------
           Ernest Rubenstein
           Attorney-in-Fact


TROUTLET INVESTMENTS CORPORATION


By:    /s/ Andreas C. Dracopoulos
   --------------------------------
           Andreas C. Dracopoulos
           Attorney-in-Fact